As filed with the Securities and Exchange Commission on April 2, 1999
                                                      Registration No. 333-67741
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 TELIDENT, INC.
             (Exact name of registrant as specified in its charter)

          MINNESOTA                        3661                   41-1533060
(State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
    of Incorporation or         Industrial Classification       Identification
       Organization)                   Code Number)                 Number)

                        TEN SECOND STREET N.E., SUITE 212
                              MINNEAPOLIS, MN 55413
                                 (612) 623-0911
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              W. EDWARD MCCONAGHAY
                                 TELIDENT, INC.
                        TEN SECOND STREET N.E., SUITE 212
                              MINNEAPOLIS, MN 55413
                                 (612) 623-0911
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                              BRIAN D. WENGER, ESQ.
                             BRETT D. ANDERSON, ESQ.
                              DAVID H. MASON, ESQ.
                             BRIGGS AND MORGAN, P.A.
                                 2400 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 334-8400
                                 ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                      AS DETERMINED BY MARKET CONDITIONS.
                                 ---------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
         If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                           Proposed Maximum     Proposed Maximum
        TITLE OF EACH CLASS OF            Amount to be   Offering Price per    Aggregate Offering       Amount of
     SECURITIES TO BE REGISTERED          Registered          Share                 Price           Registration Fee
--------------------------------------------------------------------------------------------------------------------
COMMON STOCK ($0.08 PAR VALUE).........    3,090,842         $1.047(1)           $3,236,112(1)           $900(2)
--------------------------------------------------------------------------------------------------------------------
COMMON STOCK ($0.08 PAR VALUE).........     228,196           $2.00(3)            $456,392(3)            $127(4)
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(2)      Previously paid.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sale prices for such stock on March 30, 1999, as reported by the Nasdaq SmallCap Market.
(4)      Paid herewith.
                           --------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

The information contained in this prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the SEC or any applicable state securities commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 2, 1999


PROSPECTUS

--------------------------------------------------------------------------------

                                3,319,038 SHARES

                                 TELIDENT, INC.

                                  COMMON STOCK

--------------------------------------------------------------------------------


         The shareholders of Telident identified on page 11 are offering and selling 3,319,038 shares of common stock under this prospectus. We will not receive any part of the proceeds from this offering.


         Our common stock is quoted on the Nasdaq SmallCap Market and trades under the ticker symbol "TLDT." On March 30, 1999, the closing price of one share of our stock on the Nasdaq SmallCap Market was $2.125.



                                 ---------------


         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                 ---------------


        THE SHARES INVOLVE RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


                                 ---------------






                THE DATE OF THIS PROSPECTUS IS ____________, 1999

                               PROSPECTUS SUMMARY


         BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO INVEST.

TELIDENT

         We design, manufacture and market hardware and software systems which provide the exact location of a 911 telephone call to the emergency dispatcher at the 911 public safety answering point who receives the call. Our systems provide information which can speed the response time to a 911 call, reduce the costs associated with responses to incorrect locations and improve the safety of individuals within private businesses and public institutions that own or operate private telephone systems. We also manufacture and market systems that direct emergency calls to the correct 911 response center and which are used to create emergency networks for public and private telephone networks and governmental agencies.

         Our products utilize existing enhanced 911 network technology which automatically transmits the caller's telephone number and address to the nearest emergency dispatcher. Over two-thirds of the telephone systems in the United States have access to this enhanced technology. Despite this level of access, generally only individual telephones (such as residential telephones) connected to the public telephone company are able to take advantage of this enhanced technology. Private telephone systems, such as those used by private businesses and public institutions, generally do not have the ability to send a caller's location to an emergency 911 dispatcher without equipment such as ours. Our products work with enhanced technology to transmit the precise location, and generally the caller's name, to the nearest emergency dispatcher through the existing enhanced public network. Six states have adopted legislation mandating the modification of certain private telephone systems to make them fully compatible with existing 911 technology. We believe other states are considering such legislation.

         The primary markets for our systems and services include a wide variety of private telephone system owners such as:

         *   Medium to large corporations       *   Apartments and condominiums

         *   Colleges and universities          *   Nursing and retirement homes

         *   City, county and state
             government offices                 *   Hotels and motels

         *   Public schools                     *   Hospitals and clinics

OUR BUSINESS STRATEGIES

         We have implemented strategies to grow our core business. Such plans include extending our current products to include additional features and adapting our hardware and software to take advantage of the information networking capabilities of sophisticated private data networks and the Internet. We have also created a special board committee and hired an investment banking firm to explore our strategic options, including selling Telident or acquiring another company. There can be no assurance that we will consummate any such transaction or that any such transaction, if consummated, will ultimately be advantageous or profitable for us.

THE OFFERING

         We issued the securities covered by this prospectus to the selling shareholders primarily in connection with stock purchase agreements between us and the selling shareholders. The selling shareholders currently hold about one-third of the shares covered by this prospectus and will receive the other two-thirds upon the conversion of preferred stock and the exercise of warrants. The precise number of shares of common stock which the selling shareholders will receive upon conversion of Series III Convertible Preferred Stock cannot be determined at this time. Accordingly, the actual number of shares issued may be higher or lower than the number of common shares underlying preferred stock registered hereby.

         The selling shareholders may offer their shares through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or privately negotiated prices. No period of time has been fixed within which the shares may be offered or sold.

GENERAL

         Our principal executive offices are located at Ten Second Street, N.E., Suite 212, Minneapolis, Minnesota 55413, and our telephone number is (612) 623-0911.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, AND THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

         TELIDENT'S HISTORY OF OPERATING LOSSES. Except for the last three quarters, we have historically incurred losses from operations because we have not sold enough products to cover our expenses. We had an accumulated deficit of approximately $13.6 million as of December 31, 1998. Net losses applicable to our common stock including deemed dividends for the years ended June 30, 1998 and 1997, were approximately $1.1 million and $3.8 million, respectively. We cannot assure you that we will be able to operate profitably in the future.

         IMPACT OF CONVERSION OF TELIDENT'S PREFERRED STOCK AND EXERCISE OF WARRANTS AND OPTIONS. In general, the 400,000 outstanding shares of Series III Convertible Preferred Stock are convertible at a floating rate that may be substantially below the market price of the common stock. Based on a 10-day average closing price for the period ending March 30, 1999 (approximately $1.46 per common share), each share of this series was convertible into approximately
2.14 common shares. Pursuant to a modification agreement with one holder of Series III Convertible Preferred Stock, such holder is entitled to convert each preferred share, during a limited period of time, into approximately 3.18 common shares. The lower the common stock price at the time a holder converts, the more common shares the holder gets. Due to the conversion formula applicable to this series, there is no limit on the number of common shares into which shares of this series can be converted.

         To the extent a holder of Series III Convertible Preferred Stock converts and then sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow a holder to convert its shares of Series III Convertible Preferred Stock into a greater amount of common stock, the sales of which would further decrease the price of the common stock. The significant downward pressure on the price of the common stock as the holder converts and sells material amounts of common stock could encourage short sales by the holder or others. This could place further downward pressure on the price of the common stock. The conversion of shares of this series, or any other series of preferred stock, may result in substantial dilution to the interests of the other holders of common stock since each holder of preferred stock may ultimately convert and sell the full amount issuable upon conversion.

         As of March 30, 1999, there were 2,787,657 shares of common stock outstanding. There were warrants outstanding to purchase 1,084,907 shares of common stock and options outstanding to purchase 93,519 shares of common stock. In addition, there were 37,500 shares of Series I Convertible Preferred Stock and 400,000 shares of Series III Convertible Preferred Stock outstanding. While the Series III Convertible Preferred Stock converts at a floating rate, the Series I Convertible Preferred Stock converts at a fixed rate of 6.4 common shares for each preferred share. In general, each outstanding warrant is exercisable for one common share. However, if Telident issues new securities at a price less than $2.50 per share, the antidilution provisions of the Series III Convertible Preferred Stock and the related warrants would cause the Telident to issue a greater number of common shares upon their conversion/exercise.

         Based on the 10-day average closing price presented above and assuming full conversion of all outstanding preferred stock and the exercise of all outstanding warrants and options, Telident would have issued approximately 2,483,450 shares of common stock. Such shares would have represented approximately 89.1% of our issued and outstanding common stock on that date.

         The following chart depicts the number of common shares we would be required to issue upon full conversion of all outstanding preferred stock and exercise of all outstanding warrants and options, including those which have exercise prices higher than the current market price. It is worthwhile to note that, depending upon the 10-day average closing price at the time of conversion, Telident's average daily trading volume may prevent Special Situations from converting its Series III Convertible Preferred Stock into the numbers of common shares presented in the following chart. See "Selling Shareholders - Preferred Stock Conversion Terms."

                                                                                  Number of Common
                                                                                       Shares
                                                                               Issuable Upon Conversion
  10-Day          Percentage       Number of Common       Number of Common     of 400,000 Outstanding       Percentage of
  Average          Above or        Shares Issuable        Shares Issuable       Shares of Series III            Total
   Common        Below Recent      Upon Exercise of      Upon Conversion of     Convertible Preferred        Outstanding
Stock Price         10-Day            1,178,426          37,500 Outstanding             Stock               Common Stock
 at Time of        Average           Outstanding         Shares of Series I    ------------------------   the Newly Issued
Conversion/         Common           Warrants and           Convertible                      Special        Shares Would
  Exercise       Stock Price           Options            Preferred Stock        FAMCO      Situations        Represent
-------------   --------------   --------------------   --------------------   ----------   -----------   ----------------
   $0.584            -60%             1,178,426               240,000           1,070,205    1,070,205          127.7%
   $0.876            -40%             1,178,426               240,000             713,470      713,470          102.1%
   $1.168            -20%             1,178,426               240,000             535,102      636,942           92.9%
   $1.460         No Change           1,178,426               240,000             428,082      636,942           89.1%
   $1.752            +20%             1,178,426               240,000             356,735      636,942           86.5%
   $2.044            +40%             1,178,426               240,000             305,772      636,942           84.7%
   $2.336            +60%             1,178,426               240,000             267,551      636,942           83.3%

         POTENTIAL INABILITY TO SELL TELIDENT OR ACQUIRE ANOTHER COMPANY. We are exploring strategic options, including selling Telident or acquiring another company. These options are designed to increase the size and capability of Telident, to spread the cost of our existing infrastructure, and to increase shareholder value. We do not have any understandings, commitments or agreements with respect to any such transactions. There can be no assurance that we will consummate any such transaction or that any such transaction, if consummated, will ultimately be advantageous or profitable for us.

         TELIDENT'S FUTURE CAPITAL REQUIREMENTS. At December 31, 1998, we had approximately $1.3 million in cash and $2.3 million in net tangible assets. We believe that the proceeds from our August 1998 private placement and the cash received from future operations will enable us to meet the working capital requirements of our current operating plan and to sustain our business as a going concern at least through December 31, 1999. However, should we incur additional operating losses in the future, we may require additional capital to meet Nasdaq's $2.0 million net tangible asset requirement for continued listing on the Nasdaq SmallCap Market. If additional capital is not available in these circumstances, we could lose our listing on the Nasdaq SmallCap Market. The availability of capital may also impact our ability to consummate a future acquisition of another company. Additional capital may not be available on terms acceptable to us or at all.

         NO ASSURANCE OF TELIDENT'S CONTINUED QUOTATION ON THE NASDAQ STOCK MARKET. Telident barely exceeds the minimum standards for continued listing on the Nasdaq SmallCap Market. The Nasdaq Stock Market may also decide that our past issuances of securities violated Nasdaq's corporate governance requirements. In either case, our shares could be delisted. If our shares do not continue to be listed on the Nasdaq SmallCap Market, trading, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, which was established for securities that do not meet the Nasdaq SmallCap Market listing requirements. Consequently, selling our shares would be more difficult because smaller quantities of shares could be bought and sold, transactions could be delayed, and security analyst and news media coverage of Telident may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares. There can be no assurance that our common stock will continue to be listed on the Nasdaq SmallCap Market.

         EFFECTS OF TELIDENT'S RECENT RESTRUCTURING. We have focused on strengthening our market position, reducing our costs and examining ways to grow and be profitable. Such efforts have included reducing operating expenses, cutting our workforce and repositioning our sales force. These steps may not lead to increased revenue, improved market position or profitability. If these measures and other reorganization efforts prove unsuccessful, our business, operating results and financial condition could be materially adversely affected and we may be unable to achieve the strategic objectives described above.

         TELIDENT'S DEPENDENCE ON NEW OR IMPROVED PRODUCTS; TECHNOLOGICAL CHANGES. We participate in an industry in which significant changes and new and better products are rapidly introduced. To keep up with the industry changes and product development, we must make substantial investments in product and technology developments. We are currently investing in hardware and software upgrades to increase our product capabilities and to take advantage of improving microprocessor and software capabilities available on the market. New products that we attempt to develop may not work as expected, may not meet a competitive market's needs or timing and may not meet necessary regulatory requirements. Furthermore, we may not have the funds required to continue these developments or to make additional investments on a timely basis in the future.

         DEPENDENCE ON W. EDWARD MCCONAGHAY AND OTHER KEY PERSONNEL. We believe that our development and ability to operate profitably depends on the continued employment of our senior management team. If W. Edward McConaghay, the President and Chief Executive Officer, who Telident has employed since April 1, 1997, or other members of the management team do not continue to serve in their present positions, our business, operating results, financial condition, and cash flows could be materially adversely affected. We have not entered into non-competition or employment agreements with our employees. As a result, our employees could leave at any time and compete against us in our industry. Further, we do not maintain life insurance on any of our employees.

         COMPETITION IN 911 TRANSLATION. We face increasing competition from other companies that market products similar to our station translation system product. We are aware of two competitors which market similar products. In addition, several other competitors provide a basic 911 translation capability through hardware and software used in connection with private telephone systems. While we believe we have the industry-leading on-site notification and database management software applications, many of our potential competitors are larger and have greater resources than we do. In addition, the technology used in the telecommunications industry is subject to rapid change. We must be able to adapt to such changes by our competitors or our products will become obsolete. There can be no assurance that we will be able to adapt to such changes on a timely basis, if at all. Our competitors continually take steps to attract customers and increase their market share. The most heavily used techniques are advertising, target marketing and price competition. These competitive practices, as well as competition that may develop in the future, could diminish our ability to obtain and keep customers.

         ACCEPTANCE OF 911 TRANSLATION PRODUCTS. There can be no assurance that additional states or the FCC will mandate the modification of certain private telephone systems to make them fully compatible with existing 911 technology. In the absence of such mandates, there can be no assurance that our products will maintain their current level of acceptance.

         COOPERATION WITH TELEPHONE COMPANIES. The attractiveness of our products to the public depends, in part, on the tariffs filed by local or regional telephone companies. We depend, and our customers depend, upon the cooperation of local telephone companies for the installation and operation of our products. If the pricing for network interfaces or database access provided by telephone companies is not favorable to our products, or if telephone companies are uncooperative, our sales in the affected market may drop.

         We presently are experiencing delays with Ameritech, the telephone company for Illinois, Michigan, Ohio, Indiana and Wisconsin. We believe that other telephone equipment manufacturers and related service providers are having similar difficulties with Ameritech. We have installed and continue to install working systems in these states; however, we can experience 120-150 day delays by Ameritech in the installation of requested network interfaces throughout this territory. Although the delays have not had a material adverse effect on our business, we are exploring ways to improve our relationship with Ameritech so that completion of projects for our customers are not unduly delayed. There can be no assurance that we will be successful in these endeavors.

         POTENTIAL OBSOLESCENCE OF TELIDENT'S ANALOG PRODUCTS; DEVELOPMENT OF DIGITAL INTERFACES. Several telephone companies have expressed a preference to sell digital equipment to customers within their territories instead of the current standard analog interface offered by Telident. We are currently preparing for a change to the use of digital interfaces connecting our products to private telephone systems. We are in the early stages of developing such interfaces, we believe that we have the technical ability to develop such interfaces and we estimate that such development will cost $20,000 to $30,000. We also offer our customers software applications which operate with digital equipment independent of the type of interface.

         VOLATILITY OF MARKET PRICE OF TELIDENT STOCK. The market price of our common stock has fluctuated significantly in recent days in response to numerous factors. Variations in our financial results, changes by financial research analysts in their estimates of our earnings, conditions in the economy in general or in our industry in particular, unfavorable publicity or changes in applicable laws and regulations affecting us may cause such fluctuations. In the first three months of 1999, our stock ranged from a high of $7.00 per share on January 12 to a low of $1.06 per share on March 19 and 22. There can be no assurance that purchasers of our stock can sell such stock at or above the prices at which it was purchased.

         POTENTIAL LIABILITY FOR DELAYED RESPONSES TO 911 CALLS. We may be liable if, through the failure any of our products, any such products contribute to a delayed response from a 911 call resulting in injury, illness or death. While our products are designed to complete 911 calls even if they fail to provide number and location detail, there can be no assurance that this feature will always work as expected. We carry product liability insurance, but this insurance may not be adequate to cover successful product liability claims. We know of no product liability claims against us and we know of no product liability claims brought against our competitors. However, a successful product liability suit could materially adversely affect our business, operating results, financial condition and cash flows.

         PROTECTION OF TELIDENT'S INTELLECTUAL PROPERTY. We rely upon trade secrets and patents to protect the technology we develop. We also require our employees to execute nondisclosure agreements to preserve our trade secrets. It is important for our success to preserve our intellectual property. Our competitors may develop or acquire substantially equivalent technologies or gain access to our trade secrets. We may not be able to protect our rights in our trade secrets and our attempts to do so may not provide us with a competitive advantage.

         IMPACT OF SALE OF TELIDENT STOCK. The market price of our common stock could drop as a result of a large number of shares of common stock being sold in the market following resale registrations, the exercise of warrants and options, the conversion of convertible securities, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future equity offerings.

         LIMITATIONS ON BROKER-DEALER SALES OF TELIDENT STOCK; APPLICABILITY OF "PENNY STOCK" RULES. If our shares are not listed on the Nasdaq SmallCap Market, they may become subject to an Exchange Act rule which imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to sale. Consequently, this rule may affect the ability of holders to sell our shares in the secondary market.

         The SEC's regulations generally define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share. The penny stock restrictions will not apply if our shares continue to be listed on the Nasdaq SmallCap Market and we provide price and volume information on a current and continuing basis, or meet required minimum net tangible assets or average revenue criteria. We cannot assure you that our shares will continue to qualify for exemption from these restrictions. If our shares were subject to the penny stock rules, the market liquidity for the shares would be adversely affected.

         CONTROL BY TELIDENT'S MANAGEMENT. Our current officers and directors beneficially own over half of our common stock. Accordingly, such persons exert substantial influence over our business and affairs. Such persons may also control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions.

         TELIDENT'S YEAR 2000 READINESS DISCLOSURE. Many currently installed computer systems and software products, which are currently coded to accept only two digit date entries, will need to accept four digit date entries to distinguish 21st century dates from 20th century dates. As a result, in less than one year, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The failure of our products, our vendors or our customers to achieve Year 2000 compliance on a timely basis could materially adversely affect our business, operating results, financial condition and cash flows.

         State of Readiness. We are presently completing the assessment of our Year 2000 readiness for operations, focusing on critical operating and applications systems, particularly the Year 2000 compliance of: (a) our hardware and software products, (b) our internal administrative systems, and (c) the compliance of our key software/hardware vendors.

         We believe that all Telident products currently manufactured and marketed are Year 2000 compliant. None of our current products rely on a date to function properly. To the extent that our products process dates, they use four digit years and are not subject to the effects of Year 2000. We communicate these facts, and specific product compliance, non-compliance and upgrade options, to our customers through our Internet web page and routine sales and marketing communications activities.

         As a part of our Year 2000 assessment, we simulated the event by inserting key dates leading up to and beyond the Year 2000 in an orchestrated manner for our key infrastructure components, critical business processes and key applications systems. We expect that minor Year 2000 compliance issues will continue to be identified as an outcome of these Year 2000 simulation tests and we intend to address these compliance issues no later than the second quarter of calendar 1999.

         Telident's internal accounting software is not Year 2000 compliant; however, we have already purchased Year 2000 compliant accounting software and we plan to roll over our accounting operations to utilize the new software in 1999. In addition, we are in the process of determining whether our voice mail system is Year 2000 compliant. If we determine that our voice mail system is not Year 2000 compliant, we plan to upgrade the system to achieve Year 2000 compliance.

         We are currently performing a compliance survey of our critical vendors. Our key computer and software application suppliers are Year 2000 compliant, or we know their plans to become so. Our internal telecommunications and data processing systems are compliant. We have requested and will review our building operator's and utility vendors' plans for becoming Year 2000 compliant.

         Costs to Address Year 2000 Issues. We intend to complete our Year 2000 remediation efforts primarily with in-house resources, but will utilize consultants should the need arise. In the aggregate, we have spent an estimated $20,000 and anticipate spending an additional $15,000 as part of our Year 2000 assessment and remediation. The additional $15,000 includes the estimated $3,000 to $5,000 cost of rolling over our accounting operations to utilize new software that is Year 2000 compliant.

         Risks of Year 2000 Issues. We recognize that issues related to Year 2000 constitute a material known uncertainty. We also recognize the importance of ensuring that Year 2000 issues will not adversely affect our operations. We believe that the processes described above will be effective to manage the risks associated with the problem. However, there can be no assurance that the processes can be completed on the timetable described above or that remediation will be fully effective. The failure to identify and remediate Year 2000 issues, or the failure of customers, key vendors or other critical third parties who do business with us to timely remediate their Year 2000 issues could cause system failures or errors, business interruptions and, in a worst case scenario, the inability to engage in normal business practices for an unknown length of time. Our business, operating results, financial condition and cash flows could be materially adversely affected. At this time, however, Telident does not possess information necessary to estimate the overall potential financial impact of Year 2000 compliance issues. Specific risks we face with regard to Year 2000 issues include the following:

         1. Decreased Sales. Although we have tested and believe that our current products are Year 2000 compliant, we believe that the purchasing patterns of customers and potential customers may be affected as they direct a significant portion of their scarce information technology resources to complete their Year 2000 compliance programs. These expenditures may result in reduced funds available to purchase 911 hardware and software products such as ours. This could result in a material adverse effect on our business, operating results, financial condition and cash flows.

         2. Customer Litigation. We have developed a program to advise our customers of the Year 2000 compliance status of our products and we have identified upgrade and replacement products for our customers potentially affected by Year 2000 issues. Although we believe that our efforts will ensure no disruption in the business or operations of our customers, the possibility exists that some customers may experience problems that may motivate them to sue us for restitution and damages that may be related to such problems.

         3. Disruption of Supply Materials. Several months ago, we began an ongoing process of surveying our vendors with regard to their Year 2000 readiness and we are now in the process of assessing and cataloging the first responses to the survey. We are hopeful of receiving adequate responses from critical vendors and many non-critical vendors by the second calendar quarter of 1999. We presently expect to work with vendors that show a need for assistance or that provide inadequate responses, and in many cases expect that survey results will be refined significantly by such work. Where ultimate survey results show that the need arises, we will arrange for back-up vendors before the change-over date.

         4. Disruption of Internal Computer Systems. The Company has simulated the Year 2000 event by inserting key dates leading up to and beyond the Year 2000 in an orchestrated manner for our key infrastructure components, critical business processes and key applications systems. We believe that disruption of our internal computer systems is unlikely; however, we expect that minor Year 2000 compliance issues will continue to be identified as an outcome of these Year 2000 simulation tests. We intend to address these compliance issues no later than the second quarter of calendar 1999.

         5. Disruption of Non-Computer Systems. We are currently conducting a comprehensive assessment of all non-computer systems, including utility, telecommunications, delivery and other services. Although we intend to work with any third party providers of such services to ensure that there will be no disruption in our operations, we believe that if any disruptions do occur, such will be dealt with promptly and will be no more severe with respect to correction or impact than would be an unexpected breakdown of such services and related equipment.

         Contingency Plans. We recognize the need for Year 2000 contingency plans in the event that remediation is not fully successful or that the remediation efforts of our vendors, suppliers and governmental/regulatory agencies are not timely completed. We intend to address contingency planning during calendar 1999.

         If key parts suppliers or contract manufacturers do not achieve Year 2000 compliance in a timely manner, or at all, we believe that we have identified alternative sources that will meet our business or operations requirements. Additionally, we plan to create sufficient reserves of finished goods inventory, such that any delay in changing vendors will have a minimal effect on our business, operating results, financial condition and cash flows.

SPECIAL NOTE REGARDING TELIDENT'S FORWARD-LOOKING STATEMENTS

         Some of the information in this document may contain forward-looking statements. You can identify such statements by noting the use of forward-looking terms such as "believes," "expects," "plans," "estimates" and other similar words. Risks, uncertainties or assumptions that are difficult to predict may affect such statements. The risk factors presented above and other cautionary statements could cause our actual operating results to differ materially from those expressed in any forward-looking statement. We caution you to keep in mind these risk factors and other cautionary statements and to refrain from placing undue reliance on any forward-looking statements, which speak only as of the date of this document.

                              SELLING SHAREHOLDERS

         The following table presents information regarding the selling shareholders. The shares listed below represent the shares that each selling shareholder owned on March 30, 1999, or which each selling shareholder may own, upon the conversion of preferred stock or the exercise of warrants.

         The securities "beneficially owned" by a person are determined in accordance with the SEC's definition of "beneficial ownership" and, accordingly, may include securities owned by or for, among others, the spouse, children or other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days of March 30, 1999.

         In the following chart, percentage of beneficial ownership is based on 2,787,657 outstanding shares of common stock. Shares issuable pursuant to the conversion of preferred stock and the exercise of warrants and options are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The number of shares purchasable pursuant to the conversion of preferred stock assumes a 10-day average closing bid price of $1.00 per common share. We have used this price because $1.00 represents the minimum bid price required for continued listing on the Nasdaq SmallCap Market. See "- Preferred Stock Conversion Terms."

                                                                PERCENTAGE OF
                                                     SHARES       OUTSTANDING                       SHARES
                                                  BENEFICIALLY      SHARES                       BENEFICIALLY
                                                     OWNED       BENEFICIALLY                    OWNED IF ALL
                                                     BEFORE      OWNED BEFORE      SHARES      SHARES ARE SOLD
           SELLING SHAREHOLDER                      OFFERING       OFFERING        OFFERED     IN THE OFFERING
-----------------------------------------        -------------   -------------   -----------   ---------------
FAMCO III, Limited Liability Company(1)            2,242,096         56.4%        2,242,096              0
  Interchange Tower, Suite 850
  600 S. Highway 169
  Minneapolis, MN 55426

Special Situations Private Equity Fund, L.P.(2)      836,942         23.1%          836,942              0
  153 East 53rd Street
  New York, NY 10022

Willis Drake(3)                                      181,296          6.3%           80,000        101,296

Warren Tyler Estate(4)                               115,937          4.0%           80,000         35,937

Richard Hencley(5)                                   107,374          3.7%           80,000         27,374

---------------

(1) Represents 625,000 shares purchasable pursuant to the conversion of 200,000 shares of Series III Convertible Preferred Stock, 564,907 shares purchasable pursuant to the exercise of warrants and 1,052,189 shares of common stock.

(2) Represents 636,942 shares purchasable pursuant to the conversion of 200,000 shares of Series III Convertible Preferred Stock and 200,000 shares purchasable pursuant to the exercise of warrants.

(3) Represents 80,000 shares purchasable pursuant to the conversion of 12,500 shares of Series I Convertible Preferred Stock, 2,702 shares purchasable pursuant to the exercise of options, 14,625 shares purchasable pursuant to the exercise of warrants and 83,969 shares of common stock.

(4) Represents 80,000 shares purchasable pursuant to the conversion of 12,500 shares of Series I Convertible Preferred Stock and 35,937 shares of common stock.

(5) Represents 80,000 shares purchasable pursuant to the conversion of 12,500 shares of Series I Convertible Preferred Stock, 23,624 shares of common stock and 3,750 shares of common stock which Mr. Hencley owns jointly with his spouse.

SALES TO SELLING SHAREHOLDERS

         In April 1998, Telident entered into a securities purchase agreement with FAMCO and Special Situations pursuant to which FAMCO and Special Situations each purchased 200,000 shares of Series III Convertible Preferred Stock and warrants to purchase 200,000 shares of common stock. Family Financial Strategies, Inc. is the manager of FAMCO. John Wunsch, Greg Nelson and Diane Neimann are the sole officers and directors of Family Financial Strategies, Inc. Mr. Wunsch has also been a director of Telident since July 1997. MG Advisers, L.L.C. acts as general partner of and investment adviser to Special Situations. Austin W. Marxe and David Greenhouse are the sole members of MG Advisers.

         In June 1994, Telident sold 62,500 shares of Series I Convertible Preferred Stock for an aggregate consideration of $1,000,000 in a private transaction. Of such shares, only 37,500 remain outstanding. Willis Drake, Richard Hencley and Warren Tyler's Estate each currently hold 12,500 shares of Series I Convertible Preferred Stock. All three individuals were directors of Telident at the time of such transaction and Mr. Drake continues to serve as a director of Telident.

PREFERRED STOCK CONVERSION TERMS

SERIES III CONVERTIBLE PREFERRED STOCK

         In general, the 400,000 outstanding shares of Series III Convertible Preferred Stock are convertible at a floating rate which depends on the 10-day average closing bid price of the common stock at the time of conversion. The following conversion formula applies to the Series III Convertible Preferred
Stock:

                                            $2.50
                         --------------------------------------------
                         The lesser of (a) $2.50 or (b) if the 10-day average closing bid price of the common stock is less than $2.50, then 80% of such average price

         The Series III Convertible Preferred Stock also contains antidilution rights which provide that the number of shares issuable upon conversion will be increased if Telident issues new securities at a price less than $2.50 per share.

         Based on a 10-day average closing price for the period ending March 30, 1999 (approximately $1.46 per common share), the holders of Series III Convertible Preferred Stock would have been entitled to convert each preferred share into approximately 2.14 common shares.

         Pursuant to a modification agreement, Telident amended the conversion terms that apply to one holder of its Series III Convertible Preferred Stock, Special Situations. Special Situations owns 200,000 shares of Series III Convertible Preferred Stock.

         The modification agreement only applies to those shares of common stock which Special Situations receives upon conversion and sells between (a) the effect date of the registration statement which registers such shares and (b) the last date that the closing bid price of the common shares exceeds $1.75 for a period of 10 consecutive trading days (the "Special Conversion Period"). During the Special Conversion Period, the phrase "80% of such average price" in the conversion formula shall not exceed $0.785. In other words, as to those shares which Special Situations is able to sell during the Special Conversion Period, the conversion rate will be approximately 3.18 shares of common stock, as opposed to approximately 2.14 shares of common stock which would otherwise be received upon conversion, for each share of preferred stock. Depending upon the 10-day average closing price at the time of conversion, Telident's average daily trading volume may prevent Special Situations from converting all of its Series III Convertible Preferred Stock during the Special Conversion Period. At the end of the Special Conversion Period, the conversion rate set forth in the modification agreement will no longer apply to the shares of Series III Convertible Preferred Stock then owned by Special Situations.

         The actual number of common shares issuable upon conversion of the shares of Series III Convertible Preferred Stock is subject to adjustment depending on factors that cannot be predicted at this time, such as the future market price of the common stock.

SERIES I CONVERTIBLE PREFERRED STOCK

         Pursuant to a modification agreement, the outstanding shares of Series I Convertible Preferred Stock are convertible at a fixed rate of 6.4 common shares per preferred share. The Series I Convertible Preferred Stock also contains customary antidilution rights.

PREFERRED STOCK DIVIDEND RIGHTS

         Holders of outstanding preferred stock are entitled to dividends if dividends are paid on the common stock. If dividends are paid on the common stock, a comparable dividend (in cash or common shares) must be paid on the preferred stock. In addition, holders of Series III Convertible Preferred Stock are also entitled to dividends if dividends are paid on the Series I Convertible Preferred Stock. No cumulative dividends are currently outstanding on any series of Telident's preferred stock.

TERMS OF THE RELATED WARRANTS

         In connection with their purchase of Series III Convertible Preferred Stock, FAMCO and Special Situations each received warrants to purchase 200,000 shares of common stock. Such warrants are exercisable at $3.125 per share and they terminate in April 2000. These warrants also contain antidilution rights which provide that the number of shares issuable upon exercise will be increased if Telident issues new securities at a price less than $2.50 per share. Telident may call the warrants if the bid price of the common stock equals or exceeds $4.375 per share for at least 10 consecutive trading days immediately before the call. Telident may not call the warrants during any period in which the registration of the shares underlying the warrants is not effective.

         In July 1997, Telident issued 277,778 shares of Series II Convertible Preferred Stock and warrants to purchase 312,500 shares of common stock to FAMCO. Although the Series II Convertible Preferred Stock has been completely converted to common shares, FAMCO still holds the related warrant. This warrant is exercisable at $4.83 per share and terminates in July 1999. The number of shares issuable pursuant to this warrant has been adjusted pursuant to antidilution rights substantially similar to those described above. As of March 30, 1999, such warrant could have been exercised for 364,907 common shares. Telident may call the warrants if the bid price of the common stock equals or exceeds $7.88 per share for at least 10 consecutive trading days immediately before the call.

SELLING SHAREHOLDERS' REGISTRATION RIGHTS

         Under our stock purchase agreements with FAMCO and Special Situations, we agreed to register (a) their shares of common stock, (b) shares to be issued to them upon the conversion of their preferred stock, and (c) shares to be issued to them upon the exercise of their warrants. We also agreed to use our best efforts to keep the registration statement effective for three years, until they no longer hold or have the right to acquire the shares, or until all of their shares may be sold pursuant to SEC rules without volume restrictions, whichever comes first.

         Pursuant to our modification agreement with the selling shareholders holding Series I Convertible Preferred Stock, we agreed to register shares to be issued to them upon the conversion of their preferred stock. We also agreed to use our best efforts to keep the registration statement effective for two years.

         Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.


                                 USE OF PROCEEDS

         All of the net proceeds from the sale of the shares will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their shares at various times in one or more of the following transactions:

         *         on the Nasdaq SmallCap Market
         *         in transactions other than on such market
         *         in privately negotiated transactions, or
         *         in a combination of any of the above transactions


         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prices, or at negotiated prices. We are indemnifying the selling shareholders against liabilities under the Securities Act.

         The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         The selling shareholders and any persons who participate in the sale of the shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the shares, may be deemed to be underwriting compensation under the Securities Act.

         In order to comply with applicable state securities laws, the shares will be sold only through registered or licensed brokers or dealers. In addition, the shares will not be sold until they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                                  LEGAL MATTERS

         For the purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares and certain legal matters pertaining to Telident.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from Telident's Annual Report on Form 10-KSB/A for the year ended June 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the shares covered by this prospectus:

         *        Annual Report on Form 10-KSB/A for the year ended June 30,
                  1998;

         * Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1998 and December 31, 1998;

         * Description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-04311) filed on May 22, 1996 (as amended);

         *        Current Reports on Form 8-K filed on August 19, 1998; and

         *        Definitive Schedule 14A (Proxy Statement) filed on September
                  29, 1998.

         This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning the Chief Executive Officer at the following address:

                                Telident, Inc.
                                Ten Second Street N.E., Suite 212
                                Minneapolis, Minnesota 55413
                                (612) 623-0911

         You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

================================================================================

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY ANY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.





                                -----------------

                                TABLE OF CONTENTS

                                -----------------

                                                                            Page
                                                                            ----



Prospectus Summary..........................................................  2
Risk Factors................................................................  4
Selling Shareholders........................................................ 11
Use of Proceeds............................................................. 14
Plan of Distribution........................................................ 14
Legal Matters............................................................... 15
Experts..................................................................... 15
Where You Can Find More Information......................................... 15


================================================================================


================================================================================


                                3,319,038 SHARES





                                 TELIDENT, INC.





                                  COMMON STOCK







                                -----------------

                                   PROSPECTUS

                                -----------------





                              ______________, 1999

================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The following table sets forth the various expenses payable by Telident in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the registration fee.

         SEC registration fee......................................  $  1,027
         Legal fees and expenses...................................    17,500
         Accounting fees and expenses..............................     7,500
         Blue sky and related fees and expenses....................     1,000
         Miscellaneous (including listing fees, if applicable).....    22,973
                                                                     --------
              Total................................................  $ 50,000
                                                                     ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Minnesota Statutes Section 302A.521 provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of a corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of a corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.


         Article VII of Telident's Restated Articles of Incorporation eliminates certain personal liability of the directors of Telident for monetary damages for certain breaches of the directors' fiduciary duties.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number        Description
------        -----------

 5.1          Opinion of Briggs and Morgan, Professional Association.

10.1 Stock Purchase Agreement dated April 13, 1998, between Telident and FAMCO III Limited Liability Company and Special Situations Private Equity Fund, L.P. (incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed with the SEC on August 28, 1998, File No. 000-20887).

10.2 Series I Convertible Preferred Stock Modification Agreement dated December 29, 1998, between Telident and the holders of Series I Convertible Preferred Stock (incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the SEC on February 16, 1999, File No. 000-20887).

10.3 Series III Convertible Preferred Stock Modification Agreement dated December 29, 1998, between Telident and Special Situations Private Equity Fund, L.P. (incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the SEC on February 16, 1999, File No. 000-20887).

23.1 Consent of Briggs and Morgan, Professional Association (included in Exhibit 5.1).

23.2          Independent Auditors' Consent.

24.1          Power of Attorney (previously filed).

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on April 2, 1999.


                                        TELIDENT, INC.

                                        By   /s/ W. Edward McConaghay
                                           -------------------------------------
                                           W. Edward McConaghay
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on the dates and in the capacities indicated.

         Signature                           Title                      Date
         ---------                           -----                      ----

 /s/ W. Edward McConaghay     President, Chief Executive           April 2, 1999
--------------------------    Officer and Director (Principal
  W. Edward McConaghay        Executive Officer)


 /s/ W. Edward McConaghay     Treasurer and Chief Financial        April 2, 1999
--------------------------    Officer (Principal Financial and
   W. Edward McConaghay       Accounting Officer)


             *                Chairman of the Board and
--------------------------    Director
 Mark W. Sheffert


             *                Director
--------------------------
 Scott R. Anderson


             *                Director
--------------------------
 Willis K. Drake


             *                Director
--------------------------
 David F. Durenberger


             *                Director
--------------------------
 John D. Wunsch


             *                Director
--------------------------
 Mack V. Traynor, III


* By  /s/ W. Edward McConaghay                                     April 2, 1999
     --------------------------
          W. Edward McConaghay
          As Attorney-In-Fact

                                  EXHIBIT INDEX

Exhibit
Number        Description
------        -----------


 5.1          Opinion of Briggs and Morgan, Professional Association.

10.1 Stock Purchase Agreement dated April 13, 1998, between Telident and FAMCO III Limited Liability Company and Special Situations Private Equity Fund, L.P. (incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed with the SEC on August 28, 1998, File No. 000-20887).

10.2 Series I Convertible Preferred Stock Modification Agreement dated December 29, 1998, between Telident and the holders of Series I Convertible Preferred Stock (incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the SEC on February 16, 1999, File No. 000-20887).

10.3 Series III Convertible Preferred Stock Modification Agreement dated December 29, 1998, between Telident and Special Situations Private Equity Fund, L.P. (incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB filed with the SEC on February 16, 1999, File No. 000-20887).

23.1 Consent of Briggs and Morgan, Professional Association (included in Exhibit 5.1).

23.2          Independent Auditors' Consent.

24.1          Power of Attorney (previously filed).